Exhibit 99.1

www.avanex.com

Avanex Files Arbitration Complaint Against 3S Photonics

Updates Guidance for Fiscal 2008 Second Quarter

FREMONT, Calif. – Dec. 27, 2007 – Avanex Corporation (NASDAQ:AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported that it filed an arbitration complaint in New York against 3S Photonics, of Marcoussis, France. The arbitration complaint alleges various breaches by 3S Photonics of its obligations to Avanex, including that 3S Photonics prematurely terminated its exclusive distribution agreement with Avanex.

As a result of 3S Photonics’ termination of the distribution agreement, Avanex expects that revenue for the second fiscal quarter of 2008, ending December 31, 2007, will be in the range of USD $51 – USD $53 million, compared to USD $54.7 million in the prior quarter and USD $55.6 million in the second quarter of fiscal 2007 and will fall below the low end of its earlier announced guidance for the quarter of USD $56 – $58 million. Avanex does not expect to receive future distribution revenue associated with 3S Photonics, which will reduce Avanex’s revenue for the third fiscal quarter, resulting in flat to slightly lower revenues for the third fiscal quarter compared to the second fiscal quarter. Avanex believes gross margins for the second fiscal quarter will generally be consistent with the prior quarter.

Avanex will present at the Needham Conference in New York January 8th, 2008, at 4:30 pm EST. Avanex plans to release its second fiscal quarter results and hold a conference call to discuss its business outlook in late January or early February 2008.

About Avanex Corporation

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex Corporation was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex Corporation also maintains facilities in Horseheads, N.Y.; Melbourne, Fla.; Shanghai; Villebon Sur Yvette, France; San Donato, Italy; and Bangkok. To learn more about Avanex Corporation, visit our web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including statements regarding expected second quarter and third quarter of fiscal 2008 outlook and operating results, market demand and growth trends for our products and our strategies. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include the company’s ability to close business as expected this quarter in general and as a result of this press release, adjustments made in connection with closing the quarter and releasing financial statements, general economic conditions, the pace of spending in the telecommunications industry and in particular the optical networks industry, market demand and price of our products, the company’s ability to sufficiently anticipate market needs and develop products and enhancements that achieve market acceptance, problems related to realizing the benefits of the divestiture in France, the company’s ability to effect its restructuring goals, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, any slowdown or deferral of orders for products or the application of accounting or tax principles in an unanticipated manner.

Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 7, 2007, Quarterly Report on Form 10-Q filed with the SEC on Nov. 2, 2007 and subsequent filings with the SEC.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Avanex Corporation

Marla Sanchez, 510-897-4312

Chief Financial Officer

Marla_Sanchez@Avanex.com

Cheryl Williams, 510-897-4250

Investor Relations Liaison

Cheryl_Williams@Avanex.com